Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Administrator of the
Hudson Global, Inc. 401(k) Savings Plan

We consent to the incorporation by reference in the Registration Statement (File No. 333-104210 and 333-161170) of Hudson Global, Inc. on Form S-8 of our report dated June 26, 2017 appearing in this Annual Report on Form 11-K of the Hudson Global, Inc. 401(k) Savings Plan for the year ended December 31, 2016.

/s/ BONADIO & CO., LLP

Amherst, NY
June 26, 2017